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                                     [LETTERHEAD]

                             INDEPENDENT AUDITORS' REPORT


The Board of Directors
Access Financial Lending Corp.:


We have examined management's assertion about Access Financial Lending Corp. and Subsidiaries (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS as of and for the year ended May 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended May 31, 1997 is fairly stated, in all material respects.

                                                  /s/ KPMG Peat Marwick LLP

July 17, 1997


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                                     [LETTERHEAD]

August 15, 1997


KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN  55402-3900

Ladies and Gentlemen:

As of and for the year ended May 31, 1997, Access Financial Lending Corp. and subsidiaries has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, Access Financial Lending Corp. and subsidiaries had in effect an errors and omissions policy in the amount of $1,000,000.

In addition, Access Financial Lending Corp. and subsidiaries is provided coverage for fidelity bond insurance by Cargill, Inc. Cargill Incorporated has a policy with indemnity coverage up to $30 million for a single loss with a deductible of $2.5 million.

Very truly yours,

Access Financial Lending Corp


/s/ Dan J. Cheever
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Dan J. Cheever
Chief Executive Officer and
Chief Financial Officer


/s/ Leslie Z. Foster
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Leslie Z. Foster
President